EXHIBIT 2.8
ASSIGNMENT AGREEMENT
          THIS ASSIGNMENT AGREEMENT (the “Assignment”) is made and executed effective the 27th day of January, 2006, by and between PETROHAWK ENERGY CORPORATION, a Delaware corporation (“Assignor”) and PETROHAWK PROPERTIES, LP, a Texas limited partnership (“Assignee”).
          WHEREAS, Assignor, as buyer, and Redley Company, Burris Run Company and Red Clay Minerals entered into a certain Asset Purchase Agreement dated December 14, 2005 (the “Original Asset Purchase Agreement”), which agreement was amended by that certain First Amendment to Asset Purchase Agreement dated effective as of December 14, 2006 (the “Amendment”) (which Amendment, among other items, removed Burris Run Company and Red Clay Minerals as parties) (the Original Asset Purchase Agreement as amended by the Amendment is referred to as the “Asset Purchase Agreement”);
          WHEREAS, Assignee is an Affiliate (as that term is defined in the Asset Purchase Agreement) of Assignor;
          WHEREAS, pursuant to Section 12.2 of the Asset Purchase Agreement, Assignor wishes to assign all of its rights and obligations under the Asset Purchase Agreement to Assignee; and
          WHEREAS, concurrently with the execution of this Assignment, Assignor has executed a Guaranty Agreement in the form of Exhibit F to the Asset Purchase Agreement.
          NOW, THEREFORE, in consideration of the foregoing recitations, the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. Assignment. Assignor hereby assigns to Assignee all of its rights and obligations under the Asset Purchase Agreement.
          2. Acceptance. Assignee hereby accepts such assignment and assumes all obligations under the Asset Purchase Agreement.
          3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.